EXHIBIT 99.1

                                                                [TRAVELERS LOGO]

                TRAVELERS PROPERTY CASUALTY REPORTS THIRD QUARTER

          NET INCOME OF $332.3 MILLION COMPARED TO A $59.9 MILLION LOSS

                       IN THE 2001 QUARTER DUE TO SEPT 11

              PER SHARE NET INCOME WAS $0.33 COMPARED TO $0.08 LOSS

           PER SHARE OPERATING INCOME WAS $0.36 COMPARED TO $0.16 LOSS

                 NET WRITTEN PREMIUMS GREW 26% TO $3.058 BILLION

HARTFORD, Conn. (October 16, 2002) - Travelers Property Casualty Corp. (NYSE:
TAP.A and TAP.B) today reported net income, which includes realized investment gains and losses, of $332.3 million or $0.33 per share, compared to a loss of $59.9 million or $0.08 per share in the prior year quarter. The prior year loss resulted from the September 11, 2001, terrorist attack. Excluding the impact of September 11, net income in the prior year quarter was $429.6 million or $0.43 per share adjusted to reflect the shares issued in the March 2002 initial public offering (the IPO shares).

Operating income for the current year quarter was $360.1 million compared to a loss of $121.7 million in the prior year quarter due to September 11. On a per share basis, the Company recorded operating income of $0.36 in the current year quarter compared to a loss of $0.16 in the prior year quarter. Excluding the impact of the September 11 event, operating income in the prior year quarter was $367.8 million or $0.37 per share adjusted for the IPO shares.

                       THIRD QUARTER CONSOLIDATED RESULTS

($ IN MILLIONS, AFTER TAX)                                                     FOR THE QUARTER ENDED
                                                                                    SEPTEMBER 30
                                                                                    ------------
                                                                          2002             2001        CHANGE
                                                                          ----             ----        ------
CONSOLIDATED UNDERWRITING GAIN (LOSS), EXCLUDING
CATASTROPHES, PRIOR YEAR RESERVE DEVELOPMENT AND GOODWILL
AMORTIZATION                                                          $103.8             $  36.2       $ 67.6
        Catastrophes:
               Natural                                                 (11.1)                  -        (11.1)
               September 11                                                -              (489.5)       489.5
        Prior year reserve development                                 (49.9)(a)             6.2        (56.1)
        Goodwill amortization                                              -               (16.5)        16.5
                                                                       -----               -----       ------
        Underwriting gain (loss), as reported                           42.8              (463.6)       506.4
        Net investment income                                          331.9               359.2        (27.3)
        Other                                                          (14.6)              (17.3)         2.7
                                                                       -----               -----       ------
CONSOLIDATED OPERATING INCOME (LOSS)                                   360.1              (121.7)       481.8
        Realized investment gains (losses)                             (27.8)               62.6        (90.4)
        Restructuring charge                                               -                (0.8)         0.8
                                                                       -----               -----       ------
CONSOLIDATED NET INCOME (LOSS)                                        $332.3             $ (59.9)      $392.2
                                                                       =====               =====       ======

(a)Net of benefit received under the Citigroup indemnification agreement.

Consolidated operating income in the quarter reflects significant improvement in underwriting results due to the continuing favorable rate environment, higher production levels and disciplined expense management. Operating income also benefited from a modest level of catastrophe losses in the current quarter versus the September 11 losses in the prior year quarter. Partially offsetting these benefits was the strengthening of prior year reserves in the current quarter versus favorable reserve development in the prior year quarter. Despite strong cash flows from underwriting, net investment income was lower due to reduced returns in our alternative investments portfolio and the lower interest rate environment.

Prior year reserve development in the current quarter includes a $31.7 million after tax charge, relating to the strengthening of asbestos reserves, net of the benefit received under the indemnification agreement with Citigroup (the Company's former parent). The prior year quarter included an after tax charge of $24.4 million relating to asbestos. The current quarter charge resulted from a $293.8 million increase to asbestos reserves, or an after tax charge of $191.0 million, largely offset by an after tax benefit of $159.3 million, included in other income, related to recoveries under the indemnification agreement with Citigroup. This agreement provides for a cumulative aggregate recovery of $800.0 million reduced by related federal income tax benefits. After the current quarter charge, $555.0 million of future recoveries (including tax benefits) remain available under this agreement.

"Our underlying business continues to perform quite well as evidenced by the healthy underwriting results in both our Commercial and Personal Lines businesses," said Robert I. Lipp, Chairman and Chief Executive Officer. "The rate environment continues to be favorable and loss trends in Personal Lines continue to improve. While we are experiencing lower yields on our investments, net investment income has benefited from very strong underwriting cash flows.

"During the quarter, a diverse group of seven highly qualified directors joined our Board, bringing the Board composition to ten outside members and two inside members. It is clear that our Company will benefit from their thoughtful guidance and oversight. One of the first actions of the new Board was the approval of a $500 million share repurchase program, which we expect to complete over the next two years."

Also during the quarter, the Company decided to change its accounting for employee stock compensation plans effective January 1, 2003. All awards granted or modified after January 1, 2003, will be expensed using the guidelines of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Under current estimates, this change is expected to have an impact of less than $0.01 per share next year.

                                                                         FOR THE QUARTER ENDED
($ IN MILLIONS)                                                              SEPTEMBER 30
---------------                                                              ------------
                                                                     2002              2001         CHANGE
                                                                     ----              ----         ------
CONSOLIDATED NET WRITTEN PREMIUMS
        Commercial Lines                                            $1,839.6          $1,358.0        35%
        Personal Lines                                               1,218.0           1,075.4        13%
                                                                    --------          --------        --------
TOTAL                                                               $3,057.6          $2,433.4        26%
                                                                    ========          ========        ========

Net written premiums increased $624.2 million from the prior year quarter due to increased rates across all business lines and the inclusion of $231.1 million from the Northland and Associates businesses, which were acquired in the fourth quarter of 2001. Excluding these acquisitions, net written premiums rose $393.1 million or 16%. Earned premiums of $2.875 billion for the quarter were up 24%, or 13% excluding these acquisitions.

                                                                          FOR THE QUARTER ENDED
                                                                                SEPTEMBER 30
                                                                                ------------
                                                                     2002           2001           CHANGE
                                                                     ----           ----           ------
CONSOLIDATED GAAP COMBINED RATIO, EXCLUDING CATASTROPHES,
PRIOR YEAR RESERVE DEVELOPMENT
AND GOODWILL AMORTIZATION                                            94.6%           97.6 %          (3.0) PTS
        Catastrophes:
               Natural                                                0.6%              -             0.6  pts
               September 11                                             -            32.5 %         (32.5) pts
        Prior year reserve development                                2.7%           (0.4)%           3.1  pts
        Goodwill amortization                                           -             0.7 %          (0.7) pts
                                                                     ----           -----           ----------
CONSOLIDATED GAAP COMBINED RATIO, AS REPORTED                        97.9%          130.4 %         (32.5) PTS
                                                                     ====           =====           ==========

The 3.0 point improvement in the consolidated GAAP combined ratio, excluding catastrophes, prior year reserve development and goodwill amortization, reflects a 2.6 point improvement in the loss and loss adjustment expense ratio and a 0.4 point improvement in the other underwriting expense ratio. The improvement in the loss and loss adjustment expense ratio resulted from disciplined underwriting that allowed us to achieve rate increases in excess of loss cost trends in both Commercial Lines and Personal Lines. The improvement in the other underwriting expense ratio is primarily attributed to the benefit of premium rate increases achieved, partially offset by higher contingent commissions resulting from improved underwriting results.

                                    RESERVES

Reported losses and paid claims in connection with September 11, 2001, have been less than originally expected. However, due to the uncertainties caused by the unprecedented nature of this event, we have maintained our net incurred losses at $753.0 million. Our reinsurers remain current in honoring their commitments to us as we proceed with the resolution of these claims.

Our net reserves for asbestos related losses increased from $747.5 million at the end of the second quarter to $950.3 million at the end of the third quarter. This increase in reserves is based on our analysis of trends in reported losses, higher levels of claim payments, the current litigation environment and settlement activities, as well as our regular periodic ground-up study of asbestos reserves, which is in process. With regard to current year payments for asbestos related losses, approximately 60% relate to policyholders with whom we previously entered into settlement agreements that limit our liability. Nevertheless, we continue to study the implications of these significant developments for our asbestos reserves, with special attention to major asbestos defendants and non-products claims. We expect to complete this analysis during the fourth quarter.

The asbestos indemnification agreement with Citigroup was used for the first time this quarter, as year to date asbestos related losses exceeded the $150.0 million annual deductible. The $245.0 million of recoveries (including tax benefits) utilized in the current quarter under this agreement has left $555.0 million available for future recoveries (including tax benefits).

                       YEAR TO DATE CONSOLIDATED RESULTS

                                                                           FOR THE NINE MONTHS ENDED
($ IN MILLIONS, AFTER TAX)                                                       SEPTEMBER 30
                                                                                 ------------
                                                                     2002            2001             CHANGE
                                                                     ----            ----             ------
CONSOLIDATED UNDERWRITING GAIN (LOSS), EXCLUDING
CATASTROPHES, PRIOR YEAR RESERVE
DEVELOPMENT AND GOODWILL AMORTIZATION                              $  243.2         $  41.8            $201.4
        Catastrophes:
               Natural                                                (35.8)          (62.8)             27.0
               September 11                                              -           (489.5)            489.5
        Prior year reserve development                               (177.4)(a)        34.6            (212.0)
        Goodwill amortization                                            -            (49.5)             49.5
                                                                     ------         -------           -------
               Underwriting gain (loss), as reported                   30.0          (525.4)            555.4
        Net investment income                                       1,039.4         1,123.9             (84.5)
        Other                                                         (25.9)          (57.1)             31.2
                                                                     ------         -------           -------
CONSOLIDATED OPERATING INCOME                                       1,043.5           541.4             502.1
        Realized investment gains (losses)                            (32.9)          220.1            (253.0)
        Cumulative effect of changes in
            accounting principles                                    (242.6)            3.2            (245.8)
        Restructuring charge                                           (1.6)           (2.6)              1.0
                                                                     ------         -------           -------
CONSOLIDATED NET INCOME                                              $766.4         $ 762.1           $   4.3
                                                                     ======         =======           =======

(a) Net of benefit received under the Citigroup indemnification agreement.

For the nine months ended September 30, 2002, net income was $0.82 per share ($0.77 adjusted for the IPO shares), compared to $0.99 per share ($0.76 adjusted for the IPO shares), for the prior year period. Net income for the 2001 period, excluding the September 11, 2001, event, was $1.252 billion, or $1.25 per share adjusted for the IPO shares. The current period included a first quarter charge of $242.6 million, after tax, resulting from a change in accounting principles relating to goodwill.

Operating income for the nine months was $1.12 per share ($1.04 adjusted for the IPO shares) compared to $0.70 per share ($0.54 adjusted for the IPO shares) for the prior year period. Excluding the impact of the events of September 11, 2001, operating income in the prior year period was $1.031 billion or $1.03 per share (adjusted for the IPO shares).

                   COMMERCIAL LINES FUNDAMENTALS REMAIN STRONG

($ IN MILLIONS, AFTER TAX)                                                   FOR THE QUARTER ENDED
                                                                                  SEPTEMBER 30
                                                                                  ------------
                                                                     2002              2001          CHANGE
                                                                     ----              ----          ------
CL UNDERWRITING GAIN (LOSS), EXCLUDING CATASTROPHES, PRIOR
YEAR RESERVE DEVELOPMENT AND GOODWILL AMORTIZATION                 $  72.7         $   39.1          $  33.6
        Catastrophes:
               Natural                                                   -                -                -
               September 11                                              -           (447.9)           447.9
        Prior year reserve development                               (47.9)(a)          3.0            (50.9)
        Goodwill amortization                                            -            (12.0)            12.0
                                                                    ------          -------           ------
               Underwriting gain (loss), as reported                  24.8           (417.8)           442.6
        Net investment income                                        270.7            283.7            (13.0)
        Other                                                         (0.8)             2.1             (2.9)
                                                                    ------          -------           ------
CL OPERATING INCOME (LOSS)                                          $294.7          $(132.0)          $426.7
                                                                    ======          =======           ======

(a) Net of benefit received under the Citigroup indemnification agreement

Commercial Lines underwriting results benefited from the favorable rate environment and higher production levels. Pricing continues to improve across all product lines, especially commercial auto, liability and property. Workers' compensation continues to show the least amount of improvement, due to rate inadequacy.

                                                                               FOR THE QUARTER ENDING
($ IN MILLIONS)                                                                      SEPTEMBER 30
---------------                                                                      ------------
                                                                         2002              2001         CHANGE
                                                                         ----              ----         ------
CL NET WRITTEN PREMIUMS
    CORE

        National Accounts                                            $   218.6        $   115.8           89%
        Commercial Accounts                                              888.3            528.8           68%
        Select Accounts                                                  453.6            411.7           10%
                                                                      --------         --------           --
               TOTAL CORE                                              1,560.5          1,056.3           48%
    SPECIALTY
        Bond                                                             175.4            147.8           19%
        Gulf                                                             103.7            153.9          (33)%
                                                                      --------         --------           --
         TOTAL SPECIALTY                                                 279.1            301.7           (7)%
                                                                      --------         --------           --
TOTAL                                                                 $1,839.6         $1,358.0           35%
                                                                      ========         ========           ==

Net written premiums increased by $481.6 million in the current quarter compared to the prior year quarter. Excluding the impact of Northland and Associates, which contributed $208.2 of net written premiums in the current quarter, premiums were up 20%.

CORE

- In National Accounts, which serves large corporations and state-sponsored workers' compensation residual market pools, net written premiums rose to $218.6 million due to rate increases, higher new business levels and repopulation of residual market pools. Written fees in National Accounts rose 48% to $108.1 million as pricing for loss prevention and claims administrative services increased and more business turned to state residual market pools for workers' compensation.

- In Commercial Accounts, which primarily serves mid-sized businesses, net written premiums increased 68% to $888.3 million. Excluding the impact of Northland and Associates, premiums were up 29% to $680.1 million primarily driven by renewal price changes averaging 24% and strong growth in new business. All major product lines - commercial automobile, property and general liability - contributed to the rise in renewal pricing. The one area not showing adequate improvement is the workers' compensation line.

- In Select Accounts, which serves small businesses, net written premiums increased 10% to $453.6 million primarily due to renewal price changes averaging 18% and strong retention. Select's retention remains strongest for small commercial business handled through our Service Centers, while premium growth has been greatest in the Commercial Multiperil and Property lines of business. Over 90% of our new business is flowing through our automated rate, quote and issue system used by independent agents.

SPECIALTY

- In Bond, net written premiums increased 19% to $175.4 million. This increase reflects a favorable rate environment and strong production growth in Bond's executive liability product lines, which target middle- and small-market private accounts. In addition, the surety product lines benefited from higher rates in 2002.

- Gulf's decision to exit non-core businesses, including assumed reinsurance, transportation and property, offset increases in Gulf's core specialty lines, resulting in an overall decrease in Gulf's net written premiums of 33% to $103.7 million.

                                                                              FOR THE QUARTER ENDED
                                                                                   SEPTEMBER 30
                                                                                   ------------
                                                                      2002            2001             CHANGE
                                                                      ----            ----             ------
CL GAAP COMBINED RATIO, EXCLUDING CATASTROPHES, PRIOR YEAR RESERVE
DEVELOPMENT AND GOODWILL AMORTIZATION                                93.9%            95.3 %          (1.4) PTS
        Catastrophes:
               Natural                                                  -                -               -
               September 11                                             -             52.5 %         (52.5) pts
        Prior year reserve development                                4.2%            (0.3)%           4.5  pts
        Goodwill amortization                                           -              0.9 %          (0.9) pts
                                                                     ----            -----           ----------
CL GAAP COMBINED RATIO, AS REPORTED                                  98.1%           148.4 %         (50.3) PTS
                                                                     ====            =====           ==========

The 1.4 point improvement in the Commercial Lines GAAP combined ratio, excluding catastrophes, prior year reserve development and goodwill amortization, reflects a 1.6 point improvement in the loss and loss adjustment expense ratio and a 0.2 point increase in the other underwriting expense ratio. The improvement in the loss and loss adjustment expense ratio is primarily attributed to the benefit of the favorable rate environment as well as targeted changes in our business mix. The slight increase in the other underwriting expense ratio is primarily attributed to higher contingent commission expenses in the current quarter due to improved underwriting results and a nonrecurring expense benefit in the prior year quarter, largely offset by the benefit of premium rate increases.

                PERSONAL LINES OPERATING INCOME AND PREMIUMS RISE

($ IN MILLIONS, AFTER TAX)                                               FOR THE QUARTER ENDED
                                                                              SEPTEMBER 30
                                                                              ------------
                                                                    2002          2001          CHANGE
                                                                    ----          ----          ------
PL UNDERWRITING GAIN (LOSS), EXCLUDING CATASTROPHES, PRIOR
YEAR RESERVE DEVELOPMENT AND GOODWILL AMORTIZATION                $  31.1       $  (3.0)      $  34.1
        Catastrophes:
               Natural                                              (11.1)            -         (11.1)
               September 11                                             -         (41.6)         41.6
        Prior year reserve development                               (2.0)          3.3          (5.3)
        Goodwill amortization                                           -          (4.5)          4.5
                                                                  -------       -------       -------
               Underwriting gain (loss), as reported                 18.0         (45.8)         63.8
        Net investment income                                        61.5          69.3          (7.8)
        Other                                                        12.5          11.3           1.2
                                                                  -------       -------       -------
PL OPERATING INCOME                                               $  92.0       $  34.8       $  57.2
                                                                  =======       =======       =======


Personal Lines underwriting results reflect the benefit of an improving rate environment. During the most recent twelve months, renewal price changes ranging from 6% to 8% in automobile and from 10% to 16% in property have been realized. These rate increases are now being earned while loss trends have been moderating.

Third quarter Personal Lines underwriting results reflect the benefit of a reduction in the estimated 2002 accident year loss ratio, primarily in automobile, due to greater than expected moderation in loss cost trends. Excluding that portion of the benefit that related to the first six months of 2002, which approximated $16 million, Personal Lines operating income would have approximated $76.0 million in the current quarter.

   ($ IN MILLIONS)                                                        FOR THE QUARTER ENDED
                                                                               SEPTEMBER 30
                                                                               ------------
                                                                       2002             2001        CHANGE
                                                                       ----             ----        ------
   PL NET WRITTEN PREMIUMS
           Automobile                                               $  741.8          $  663.0       12%
           Homeowners & Other                                          476.2             412.4       15%
                                                                    --------          --------       --------
   TOTAL                                                            $1,218.0          $1,075.4       13%
                                                                    ========          ========       ========

Net written premiums increased $142.6 million over the prior year quarter, principally as a result of rate increases in both the Automobile and the Homeowners and Other lines of business. The Northland acquisition contributed $22.9 million to this increase.

- Automobile net written premiums increased 12% to $741.8 million. Excluding the impact of Northland, premiums increased to $722.5 million or 9%. Renewal price changes averaged 8% and retention levels remained favorable.

- Homeowners and Other net written premiums increased 15% to $476.2 million. Renewal price changes averaged 15% and retention levels also remained favorable.

- Production through our independent agents, which represented over 81% of net written premiums, was up 15% to $995.8 million. Production through other channels was up only 7% to $222.2 million, as the favorable impact of renewal price changes was offset in part by a reduction in policies in force due to underwriting actions taken to eliminate marginally profitable businesses.

                                                                            FOR THE QUARTER ENDED
                                                                                SEPTEMBER 30
                                                                                ------------
                                                                        2002           2001              CHANGE
                                                                        ----           ----              ------
PL GAAP COMBINED RATIO, EXCLUDING CATASTROPHES, PRIOR YEAR
RESERVE DEVELOPMENT AND GOODWILL AMORTIZATION                           95.8%          100.6 %          (4.8) PTS
        Catastrophes:
               Natural                                                   1.5%              -             1.5  pts
               September 11                                                -             6.4 %          (6.4) pts
        Prior year reserve development                                   0.3%           (0.5)%           0.8  pts
        Goodwill amortization                                              -             0.4 %          (0.4) pts
                                                                        ----           -----            ----
PL GAAP COMBINED RATIO, AS REPORTED                                     97.6%          106.9 %          (9.3) PTS
                                                                        ====           =====            ====

The 4.8 point improvement in the Personal Lines GAAP combined ratio, excluding catastrophes, prior year reserve development and goodwill amortization, reflects a 3.7 point improvement in the loss and loss adjustment expense ratio and a 1.1 point improvement in the other underwriting expense ratio. The improvement in the loss and loss adjustment expense ratio is primarily attributed to the reduction in the 2002 accident year auto loss ratio resulting from rate increases achieved and the moderation in loss cost trends. The 1.1 point improvement in the other underwriting expense ratio is primarily attributed to the benefit of premium rate increases. An increase in contingent commissions, resulting from the improved underwriting results, offset an overall reduction in other expenses.

                           INTEREST EXPENSE AND OTHER

The after tax charge of $26.6 million in the quarter for Interest Expense and Other increased slightly from $24.5 million in the prior year quarter. The primary component of this charge was interest expense, which amounted to $25.5 million after tax in 2002 and $30.2 million in the 2001 quarter. The reduction in interest expense is due to lower average interest-bearing debt levels primarily related to the repayment of debt obligations to Citigroup in the 2002 first quarter. Included in the 2001 quarter was the after tax benefit of a $5.7 million dividend from an investment that was sold to Citigroup in 2002.

                              INVESTMENT HIGHLIGHTS

After tax net investment income of $331.9 million decreased $27.3 million from the prior year quarter due to reduced returns in our alternative investment portfolio. The impact of the lower interest rate environment was mostly offset by investment returns on higher average invested assets. The after tax investment yield declined from 4.8% in the third quarter of 2001 to 4.0% in the current year quarter. Average invested assets increased year over year due to the Northland and Associates acquisitions and increased cash flow from operations.

Pre tax net realized investment losses of $51.3 million for the quarter included impairments of $34.7 million primarily relating to corporate bonds in the energy and communications sectors. Pre tax net realized investment gains of $96.3 million for the prior year quarter primarily resulted from the sale of fixed maturity investments. Total impairments in the prior year quarter were $18.8 million.

Invested assets increased $2.064 billion in the current quarter to $35.434 billion as the Company benefited from increased cash flow from operations and higher carrying values of the fixed income portfolio resulting from lower interest rates. Net unrealized investment gains after tax were $913.3 million at the end of the third quarter. The Company's short-term cash position has been increased by approximately $900.0 million in anticipation of paying its $1.0 billion note obligation to Citigroup on December 31 of this year.

                                       ###

FINANCIAL SUPPLEMENT:  HTTP://WWW.TRAVELERS.COM/INVESTOR/EARNINGS

Our financial supplement is available at our website by clicking on the above link. The supplement, which has again been expanded from the prior quarter, includes our income statement, business line results, balance sheet, cash flows and investment portfolio and provides a more in-depth view of our performance.

                   WEBCAST: HTTP://WWW.TRAVELERS.COM/INVESTOR/

Travelers management will review the Company's third quarter results via webcast at 9:30 AM (EDT) today. Following the live event, the presentation and an audio playback of the teleconference will be available until October 30 at the same web site. To listen to the webcast or the playback, click on the above link.

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a broad range of insurance products and services for commercial markets and for auto and homeowners insurance for consumers. During March 2002, Travelers Property Casualty completed its initial public offering of 231 million shares of class A common stock. On August 20, 2002, Citigroup distributed most of the remaining TAP.A and TAP.B shares to Citigroup stockholders retaining approximately 9.99% of Travelers equity.

CONTACTS
Media:                                      Investors:
Keith Anderson                              Maria Olivo
860/954-6390                                860/277-8330

Statements made in this press release may include forward-looking information subject to risks, uncertainties and other facts that could materially affect actual results. For further information please see Travelers' reports filed with the SEC, which are available at the SEC's website (www.sec.gov). Copies of this release and additional supplemental information are publicly available on Travelers' website at the following URL: http://www.travelers.com/investor/.

SUMMARY OF FINANCIAL INFORMATION               TRAVELERS PROPERTY CASUALTY CORP.
(in millions, except per share data)


                                                                             AS OF AND FOR THE QUARTER
                                                                                ENDED SEPTEMBER 30,
                                                                 -------------------------------------------
                                                                                                   ADJUSTED(1)
                                                                     2002            2001             2001
                                                                 ---------        ---------        ---------
OPERATING INCOME (LOSS)                                          $   360.1        $  (121.7)       $   367.8
Realized investment gains (losses)                                   (27.8)            62.6             62.6
Restructuring charge                                                    --             (0.8)            (0.8)
                                                                 ---------        ---------        ---------
Net income (loss)                                                    332.3            (59.9)           429.6
Goodwill amortization                                                   --             17.9             17.9
                                                                 ---------        ---------        ---------
Net income (loss) excluding goodwill amortization                $   332.3        $   (42.0)       $   447.5
                                                                 ---------        ---------        ---------

BASIC AND DILUTED EARNINGS PER SHARE:
OPERATING INCOME (LOSS)                                          $    0.36        $   (0.16)       $    0.48
Realized investment gains (losses)                                   (0.03)            0.08             0.08
                                                                 ---------        ---------        ---------
Net income (loss)                                                     0.33            (0.08)            0.56
Goodwill amortization                                                   --             0.03             0.02
                                                                 ---------        ---------        ---------
Net income (loss) excluding goodwill amortization                $    0.33        $   (0.05)       $    0.58
                                                                 ---------        ---------        ---------

Common stock dividends declared                                  $      --        $   157.5        $   157.5
Basic weighted average number of common shares outstanding         1,000.0            769.0            769.0
Diluted weighted average number of common shares
 outstanding and common stock equivalents                          1,002.0            769.0            769.0
Common shares outstanding at period end                            1,003.3            769.0            769.0
                                                                 ---------        ---------        ---------

ADJUSTED EARNINGS PER SHARE: (2)
OPERATING INCOME (LOSS)                                          $    0.36        $   (0.12)       $    0.37
Realized investment gains (losses)                                   (0.03)            0.06             0.06
                                                                 ---------        ---------        ---------
Net income (loss)                                                     0.33            (0.06)            0.43
Goodwill amortization                                                   --             0.02             0.02
                                                                 ---------        ---------        ---------
Net income (loss) excluding goodwill amortization                $    0.33        $   (0.04)       $    0.45
                                                                 ---------        ---------        ---------

OPERATING INCOME (LOSS) BY SEGMENT
 Commercial Lines                                                $   294.7        $  (132.0)       $   315.9
 Personal Lines                                                       92.0             34.8             76.4
 Interest Expense and Other                                          (26.6)           (24.5)           (24.5)
                                                                 ---------        ---------        ---------
                                                                 $   360.1        $  (121.7)       $   367.8
                                                                 ---------        ---------        ---------

REVENUES
 Premiums                                                        $ 2,875.3        $ 2,314.2        $ 2,363.2
 Net investment income                                               440.7            488.1            488.1
 Fee income                                                          118.6             93.2             93.2
 Realized investment gains (losses)                                  (51.3)            96.3             96.3
 Other income(3)                                                     180.6             20.7             20.7
                                                                 ---------        ---------        ---------
                                                                 $ 3,563.9        $ 3,012.5        $ 3,061.5
                                                                 ---------        ---------        ---------


(1) Adjusted 2001 data excludes the effect of the terrorist attack on September 11, 2001.

(2) Adjusted earnings per share (basic and diluted) have been computed assuming the additional 231.0 million shares issued in connection with the March 2002 initial public offering were outstanding for all periods presented.

(3) 3Q02 other income includes $159.3 million of recoveries from Citigroup related to asbestos incurrals subject to the Citigroup asbestos agreement.

SUMMARY OF FINANCIAL INFORMATION               TRAVELERS PROPERTY CASUALTY CORP.
(in millions)


                                                            FOR THE QUARTER
                                                           ENDED SEPTEMBER 30,
                                              -----------------------------------------
                                                                               ADJUSTED(1)
                                                2002             2001            2001
                                              --------         --------        --------
REVENUES BY SEGMENT EXCLUDING REALIZED
 INVESTMENT GAINS (LOSSES)
 Commercial Lines(2)                          $2,395.1         $1,789.4        $1,834.4
 Personal Lines                                1,220.5          1,116.7         1,120.7
 Interest Expense and Other                       (0.4)            10.1            10.1
                                              --------         --------        --------
                                              $3,615.2         $2,916.2        $2,965.2
                                              --------         --------        --------

NET WRITTEN PREMIUMS
 Commercial Lines                             $1,839.6         $1,358.0        $1,403.0
 Personal Lines                                1,218.0          1,075.4         1,079.4
                                              --------         --------        --------
                                              $3,057.6         $2,433.4        $2,482.4
                                              --------         --------        --------

GAAP COMBINED RATIOS:(3)
COMMERCIAL LINES
 Loss and loss adjustment expense ratio           71.5%           120.1%           68.6%
 Other underwriting expense ratio                 26.6%            28.3%           27.3%
                                              --------         --------        --------
 Combined ratio                                   98.1%           148.4%           95.9%
                                              --------         --------        --------

PERSONAL LINES
 Loss and loss adjustment expense ratio           72.2%            79.9%           73.6%
 Other underwriting expense ratio                 25.4%            27.0%           26.9%
                                              --------         --------        --------
 Combined ratio                                   97.6%           106.9%          100.5%
                                              --------         --------        --------

TOTAL COMPANY
 Loss and loss adjustment expense ratio           71.8%           102.7%           70.7%
 Other underwriting expense ratio                 26.1%            27.7%           27.2%
                                              --------         --------        --------
 Combined ratio                                   97.9%           130.4%           97.9%
                                              --------         --------        --------


(1) Adjusted 2001 data excludes the effect of the terrorist attack on September 11, 2001.

(2) 3Q02 Commercial Lines revenue includes $159.3 million of recoveries from Citigroup related to asbestos incurrals subject to the Citigroup asbestos agreement.

(3) For purposes of computing GAAP ratios, losses recovered under the Citigroup asbestos agreement are excluded and fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses. Commencing 3Q02, the GAAP other underwriting expense ratio has been computed using net earned premiums. Prior periods have been restated to conform to this new presentation.

SUMMARY OF FINANCIAL INFORMATION               TRAVELERS PROPERTY CASUALTY CORP.
(in millions, except per share data)


                                                                             AS OF AND FOR THE NINE MONTHS
                                                                                  ENDED SEPTEMBER 30,
                                                                 ------------------------------------------------
                                                                                                       ADJUSTED(1)
                                                                    2002                 2001            2001
                                                                 ----------           ----------       ----------
OPERATING INCOME                                                 $  1,043.5           $    541.4       $  1,030.9
Realized investment gains (losses)                                    (32.9)               220.1            220.1
Restructuring charge                                                   (1.6)                (2.6)            (2.6)
Cumulative effect of changes in accounting principles                (242.6)                 3.2              3.2
                                                                 ----------           ----------       ----------
Net income                                                            766.4                762.1          1,251.6
Goodwill amortization                                                    --                 53.7             53.7
                                                                 ----------           ----------       ----------
Net income excluding goodwill amortization                       $    766.4           $    815.8       $  1,305.3
                                                                 ----------           ----------       ----------

BASIC AND DILUTED EARNINGS PER SHARE:
OPERATING INCOME                                                 $     1.12           $     0.70       $     1.34
Realized investment gains (losses)                                    (0.04)                0.29             0.29
Cumulative effect of changes in accounting principles                 (0.26)                  --               --
                                                                 ----------           ----------       ----------
Net income                                                             0.82                 0.99             1.63
Goodwill amortization                                                    --                 0.08             0.07
                                                                 ----------           ----------       ----------
Net income excluding goodwill amortization                       $     0.82           $     1.07       $     1.70
                                                                 ----------           ----------       ----------

Common stock dividends declared                                  $  5,252.5(2)        $    526.0       $    526.0
Basic weighted average number of common shares outstanding            932.3                769.0            769.0
Diluted weighted average number of  common shares
 outstanding and common stock equivalents                             933.0                769.0            769.0
Common shares outstanding at period end                             1,003.3                769.0            769.0
                                                                 ----------           ----------       ----------

ADJUSTED EARNINGS PER SHARE:(3)
OPERATING INCOME                                                 $     1.04           $     0.54       $     1.03
Realized investment gains (losses)                                    (0.03)                0.22             0.22
Cumulative effect of changes in accounting principles                 (0.24)                  --               --
                                                                 ----------           ----------       ----------
Net income                                                             0.77                 0.76             1.25
Goodwill amortization                                                    --                 0.06             0.06
                                                                 ----------           ----------       ----------
Net income excluding goodwill amortization                       $     0.77           $     0.82       $     1.31
                                                                 ----------           ----------       ----------

OPERATING INCOME (LOSS) BY SEGMENT
 Commercial Lines                                                $    882.8           $    471.2       $    919.1
 Personal Lines                                                       233.2                180.9            222.5
 Interest Expense and Other                                           (72.5)              (110.7)          (110.7)
                                                                 ----------           ----------       ----------
                                                                 $  1,043.5           $    541.4       $  1,030.9
                                                                 ----------           ----------       ----------

REVENUES
 Premiums                                                        $  8,216.6           $  6,836.9       $  6,885.9
 Net investment income                                              1,393.3              1,535.2          1,535.2
 Fee income                                                           330.1                254.8            254.8
 Realized investment gains (losses)                                   (58.5)               337.9            337.9
 Other income(4)                                                      234.9                 88.8             88.8
                                                                 ----------           ----------       ----------
                                                                 $ 10,116.4           $  9,053.6       $  9,102.6
                                                                 ----------           ----------       ----------


(1) Adjusted 2001 data excludes the effect of the terrorist attack on September 11, 2001.

(2) 1Q02 dividends were primarily paid in the form of notes, which were partially prepaid from the $4.1 billion of net proceeds from the March 2002 initial public offering and the issuance of $892.5 million of convertible notes.

(3) Adjusted earnings per share (basic and diluted) have been computed assuming the additional 231.0 million shares issued in connection with the March 2002 initial public offering were outstanding for all periods presented.

(4) 2002 other income includes $159.3 million of recoveries from Citigroup related to asbestos incurrals subject to the Citigroup asbestos agreement.

SUMMARY OF FINANCIAL INFORMATION               TRAVELERS PROPERTY CASUALTY CORP.
(in millions)


                                                             FOR THE NINE MONTHS
                                                             ENDED SEPTEMBER 30,
                                              ------------------------------------------
                                                                               ADJUSTED(1)
                                                 2002             2001           2001
                                              ---------        ---------       ---------
REVENUES BY SEGMENT EXCLUDING REALIZED
 INVESTMENT GAINS (LOSSES)
 Commercial Lines(2)                          $ 6,615.6        $ 5,416.6       $ 5,461.6
 Personal Lines                                 3,558.7          3,291.7         3,295.7
 Interest Expense and Other                         0.6              7.4             7.4
                                              ---------        ---------       ---------
                                              $10,174.9        $ 8,715.7       $ 8,764.7
                                              ---------        ---------       ---------

NET WRITTEN PREMIUMS
 Commercial Lines                             $ 5,448.8        $ 4,178.5       $ 4,223.5
 Personal Lines                                 3,429.4          3,073.7         3,077.7
                                              ---------        ---------       ---------
                                              $ 8,878.2        $ 7,252.2       $ 7,301.2
                                              ---------        ---------       ---------

GAAP COMBINED RATIOS:(3)
COMMERCIAL LINES
 Loss and loss adjustment expense ratio            72.5%            87.3%           70.0%
 Other underwriting expense ratio                  26.6%            29.7%           29.4%
                                              ---------        ---------       ---------
 Combined ratio                                    99.1%           117.0%           99.4%
                                              ---------        ---------       ---------

PERSONAL LINES
 Loss and loss adjustment expense ratio            75.0%            77.1%           74.9%
 Other underwriting expense ratio                  25.6%            26.9%           26.9%
                                              ---------        ---------       ---------
 Combined ratio                                   100.6%           104.0%          101.8%
                                              ---------        ---------       ---------

TOTAL COMPANY
 Loss and loss adjustment expense ratio            73.4%            82.9%           72.1%
 Other underwriting expense ratio                  26.2%            28.5%           28.3%
                                              ---------        ---------       ---------
 Combined ratio                                    99.6%           111.4%          100.4%
                                              ---------        ---------       ---------


(1) Adjusted 2001 data excludes the effect of the terrorist attack on September 11, 2001.

(2) 2002 Commercial Lines revenue includes $159.3 million of recoveries from Citigroup related to asbestos incurrals subject to the Citigroup asbestos agreement.

(3) For purposes of computing GAAP ratios, losses recovered under the Citigroup asbestos agreement are excluded and fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses. Commencing 3Q02, the GAAP other underwriting expense ratio has been computed using net earned premiums. Prior periods have been restated to conform to this new presentation.